Exhibit 99.1

David Sharbutt to Join BitMine (BMNR) Board of Directors

David Sharbutt to lead BitMine’s efforts to expand its digital infrastructure capabilities

David Sharbutt served 17 years on American Tower’s Board (AMT), one of America’s largest REITs

BitMine is the world’s largest ETH Treasury company with Crypto + Cash Holdings Exceeding $9 billion, including 1.79 million ETH Tokens and total cash of $775MM

BitMine is supported by a premier group of institutional investors including ARK’s Cathie Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, and Galaxy Digital to support BitMine’s goal of acquiring 5% of ETH: The alchemy of 5%

LAS VEGAS, August 28th, 2025 /PRNewswire/ -- (NYSE AMERICAN: BMNR) BitMine Immersion Technologies, Inc. (“BitMine” or the “Company”) today announced that David Sharbutt has been elected to the company’s board of directors.

“Adding David’s operational experience as one of the original wireless services entrepreneurs building Alamosa PCS into a multi-billion Sprint PCS affiliate, and his 17 years of service as a Board member for American Tower Corporation (AMT), one of America’s largest REITs, makes him the perfect addition to our board.” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine.

Mr. Lee continues, “American Tower is one of the greatest shareholder return stories of the last 20 years as investors recognized wireless tower companies were an essential and scarce asset and is now one of America’s largest REITs. These wireless tower companies valuations expanded from 6X EV/EBITDA in 2003 to more than 30X EV/EBITDA by 2020 (according to research by Fundstrat) Similarly, ETH Treasuries are providing security services for the ethereum network, by native staking and thus, BitMine is a critical digital infrastructure partner for ethereum.”

“I have known Tom Lee for more than 25 years and he is, in my opinion, the best wireless analyst I ever interacted with, in the years since, he has identified transformational opportunities and companies years before the market recognizes them from the 2009 start of the bull market, to calling Bitcoin “digital gold” in 2017 when it was under $1,000.” said David Sharbutt. “So, when Tom called me and described his larger vision of ETH and the exciting roadmap for BitMine, I realized this is an opportunity to work on something transformational.”

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc (MSTR), which owns 629,376 BTC valued at $71 billion. BitMine remains the largest ETH treasury in the world. BitMine launched its ETH Treasury strategy on June 30th (closing on July 8th). In the ensuing six weeks, the Company has passed many key milestones.

As of August 27th at 5:00pm ET, the Company’s crypto holdings are comprised of 1,792,690 ETH at $4,591 per ETH (Bloomberg), 192 Bitcoin (BTC) and unencumbered cash of $775 million. BitMine’s crypto + cash holdings exceed $9 billion dollars.

David is the founder, Chairman, & CEO of Alamosa Holdings which became a public company in 2000, and quickly grew to a presence in 22 states with revenues exceeding $1B. Alamosa was acquired by Sprint in 2006. David was elected to the board of American Tower Corporation (NYSE:AMT) in 2006 and continued to serve until 2023. During David’s time at American Tower, it grew from a moderate sized domestic tower company to become the largest REIT in the world. It is the leading global provider of shared infrastructure. David served on the Audit Committee and the Nominating and Corporate Governance Committee for American Tower, serving as the Committee Chair from 2017 to 2022. David is involved in a number of private companies as an owner and Director. These companies involve real estate, telecom, technology, food safety, restaurants, agriculture, reverse logistics, and dry cleaning. David is the Chair and primary owner of Edit Holdings. Edit Holdings operates Tide Dry Cleaners in Houston, Austin, Lubbock, Amarillo, Colorado Springs, and Denver.

The company recently released a corporate presentation, which can be found here: https://bitminetech.io/investor-relations/

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About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

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